Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of January, 2013, by and between Huntsman Corporation, a Delaware corporation (the “Company”), and Jon M. Huntsman (the “Executive”).

WHEREAS, the Executive is an employee, senior executive, and the Executive Chairman of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will enjoy the continued services of the Executive as Executive Chairman; and

WHEREAS, in order to accomplish this objective, the Board has caused the Company to enter into this Agreement, in consideration of the payments and benefits set forth herein.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.             Agreement Period.  This Agreement shall have a term of five years commencing on the date of this Agreement (the “Effective Date”) and ending on the fifth anniversary of such date, unless earlier terminated pursuant to Section 2 (the “Severance Period”); provided, that, if a Change of Control (as defined below) occurs prior to the fifth anniversary of the Effective Date, then the Severance Period will end on the later to occur of (a) the fifth anniversary of the Effective Date, and (b) the second anniversary of the date such Change of Control occurs.

2.             Termination of Employment.

(a)           Death or Disability.  This Agreement shall terminate automatically upon the Executive’s death during the Severance Period.  If a Disability (as defined below) of the Executive occurs during the Severance Period, subject to Executive’s rights, if any, under the Family Medical Leave Act, Americans with Disabilities Act or similar local, state or federal law, the Company may give to the Executive a written Notice of Termination of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided, that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, as determined by the Executive’s physician, that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b)           Reasonable Cause.  The Company may terminate the Executive’s employment during the Severance Period for Reasonable Cause or without Reasonable Cause.  For purposes of this Agreement, “Reasonable Cause” shall mean any of the following, with respect to the Executive:

(i)            Gross negligence, fraud, dishonesty or willful violation of any law or willful and material violation of any significant Company policy committed in connection with the position of the Executive with the Company or an affiliate; or

(ii)           Failure to substantially perform (whether as a result of a medically determinable Disability or otherwise) the duties reasonably assigned or appropriate to his position, in a manner reasonably consistent with prior practice.

Provided, however, that the term “Reasonable Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if the Executive has exercised substantial efforts in good faith to perform the duties reasonably assigned or appropriate to his position.  Upon the occurrence of any event described in Section 2(b)(i) or (ii), the Company may terminate the Executive’s employment by giving the Executive a Notice of Termination to that effect as provided in Section 2(d), but only if prior to delivery of the Notice of Termination (A) the Company has given the Executive written notice describing in reasonable detail the facts or circumstances giving rise to the Company’s right to terminate the Executive’s employment and demanding that the Executive remedy the action, violation or failure to perform or comply (a “Notice of Default”), (B) the Executive has been given an opportunity to be heard in connection with the action, violation or failure to perform or comply that is the subject of the Notice of Default, and (C) the Executive shall have either (1) failed to remedy the alleged action, violation or failure to perform or comply within 30 days of receipt of the Notice of Default or (2) failed to take reasonable steps to remedy the action, violation or failure to perform or comply during the 30 days after the Executive received the Notice of Default.

(c)           Good Reason.  The Executive’s employment may be terminated during the Severance Period by the Executive for Good Reason or without Good Reason.  For purposes of this Agreement, “Good Reason” shall mean any of the following with respect to the Executive:

(i)            A voluntary termination of employment by the Executive as a result of the Company or an affiliate making a materially detrimental reduction or change to the job responsibilities or in the Annual Base Salary of the Executive from the level or extent to which they existed on the Effective Date; or

(ii)           Changing the Executive’s principal place of work by more than 50 miles from his principal place of work in effect immediately prior to such change;

which action has not been remedied by the Company or an affiliate within 30 days following its receipt of written notice from the Executive of such reduction or change.  Such notice from the Executive must be given to the Company or an affiliate within 90 days following the occurrence of such reduction or change and, if the Company or an affiliate does not remedy such action within 30 days following receipt of such notice, the Executive’s termination of employment shall be effective on the 31st day following receipt of the notice by the Company or an affiliate.

(d)           Notice of Termination.  Any termination by the Company for Disability, Reasonable Cause or without Reasonable Cause, or by the Executive without Good Reason, shall be communicated by a Notice of Termination to the other party hereto.  The notice of Good Reason described in Section 2(c) above will constitute the Notice of Termination in the event the

Executive terminates employment for Good Reason.  For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination of the Executive’s employment under the provision so indicated, and (iii) other than with respect to a termination by the Executive for Good Reason, if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date, except for a termination of Executive’s employment due to a Disability, shall not be more than 15 days after the giving of such notice or the date the applicable cure period expires, whichever is later).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Reasonable Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(e)           Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Reasonable Cause, or by the Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, in each case, subject to Section 2(d), (ii) if the Executive’s employment is terminated by the Company without Reasonable Cause, the date on which the Company notifies the Executive of such termination, (iii) if the Executive terminates his employment for Good Reason, the date specified in Section 2(c), and (iv) if the Executive dies or incurs a Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.  If the Executive is a member of the Board, any continuation of the Executive’s service to the Company as a member of the Board on or after the Executive’s termination of employment shall not result in any deferral of the Date of Termination.  For purposes of determining the time of payment of any severance payable pursuant to Section 3, the Date of Termination shall be the date that the Executive’s employment with the Company terminates within the meaning of Treasury Regulation § 1.409A-1(h)(ii).

3.             Obligations of the Company upon Termination.

(a)           Termination by the Company for Reasonable Cause, by Executive other than for Good Reason or due to Executive’s Death or Disability.  If, during the Severance Period, the Executive’s employment with the Company is terminated by the Company for Reasonable Cause or due to the Executive’s death or Disability, or by the Executive other than for Good Reason, the Company shall have no further payment obligations to the Executive or his legal representatives under this Agreement, other than for:

(i)            the sum of (A) the Executive’s Annual Base Salary earned but unpaid through the Date of Termination, (B) the Annual Bonus for the fiscal year ending immediately prior to the Date of Termination to the extent not theretofore paid, (C) any vacation pay accrued and unused through the Date of Termination, and (D) reimbursement for any expenses for which the Executive has not been previously reimbursed (collectively, the “Accrued Obligations”), which amounts shall be paid within 15 days following the Date of Termination; and

(ii)           to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits required to be paid or provided, or which the Executive and/or the Executive’s family is eligible to receive, pursuant to this Agreement and under any Company benefit plans, program, policy or any practice or contract or agreement of the Company, including, without limitation, any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and reimbursement for relocation and temporary living expenses, and business expenses incurred prior to the Date of Termination, in each case, with such amounts and benefits to be paid or provided in accordance with the terms of the governing plan, program, policy, practice or agreement (collectively, the “Other Benefits”).

(b)           Termination by the Company other than for Reasonable Cause or by Executive for Good Reason.  If, during the Severance Period, the Executive’s employment with Company is terminated by the Company for any reason other than for Reasonable Cause or by the Executive for Good Reason, the Executive will be entitled to (i) the Accrued Obligations and Other Benefits, payable in accordance with Section 3(a), and (ii) the payments and benefits specified in Section 3.2 of the Huntsman Executive Severance Plan (the “Severance Plan”) for “Senior Executives” of the Company, subject to the terms and conditions of Section 3.1(a) and (b) of the Severance Plan.

(c)           Change of Control.

(i)            Upon the occurrence of a Change of Control (as defined below), all unvested equity awards under the Huntsman Corporation Stock Incentive Plan, or other plans of the Company, held by the Executive as of such date shall become immediately vested, regardless of any other established vesting schedule, such that all remaining unvested equity awards shall be fully vested on the date of such Change of Control.

(ii)           Notwithstanding any provision of this Agreement to the contrary, in the event the Executive’s employment with Company is terminated by the Company for any reason other than for Reasonable Cause or by the Executive for Good Reason, in each case within three years following a Change of Control, then the Executive shall be entitled to the following:

(A)          without duplication of any amount payable pursuant to Section 3(b) above, the Company shall pay to the Executive (1) the Accrued Obligations and Other Benefits, (2) a lump sum cash amount equal to three times the Executive’s then current Annual Base Salary, (3) a lump sum cash amount equal to three times the amount of the largest Annual Bonus actually paid during any of the three previous, completed, calendar years (the “Measurement Bonus Amount”), and (4) a lump sum cash amount equal to the Measurement Bonus Amount multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by the Company in the calendar year of Executive’s termination, and the denominator of which is 365, in each case, payable on the next payroll date immediately following the 60th day following the

Date of Termination (but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs).

(B)          a lump sum cash amount of $42,890, representing the loss of certain health and welfare benefits provided to the Executive in connection with his employment, payable on the next payroll date immediately following the 60th day following the Date of Termination (but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs).

(iii)          If any payments or benefits to which the Executive is entitled from the Company or any affiliate, by reason of, or in connection with, any transaction that occurs after the Effective Date (collectively, the “Payments,” which shall include, without limitation, the vesting of any equity awards or other non-cash benefits) are, alone or in the aggregate, more likely than not, if paid or delivered, to be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor provisions to that section, then the Payments (beginning with any Payment to be paid in cash hereunder) shall be either (A) reduced (but not below zero) so that the present value of such total Payments received by the Executive will be one dollar ($1.00) less than three times the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such Payments received by the Executive shall be subject to the excise tax imposed by Section 4999 of the Code, or (B) paid in full, whichever of (A) or (B) produces the better net after tax position to the Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The determination as to whether any Payments are more likely than not to be subject to taxes under Section 4999 of the Code and as to whether reduction or payment in full of the amount of the Payments provided hereunder results in the better net after tax position to the Executive shall be made by the Board and the Executive in good faith.

(d)           Release.  Notwithstanding any other provision in this Agreement to the contrary, in consideration for receiving the payments and benefits described in Section 3(c), the Executive hereby agrees to execute a release agreement in the Company’s customary form (a copy of which is attached hereto as Exhibit A) within 50 days of the Date of Termination (the “Release”).  If the Executive fails to properly execute and timely deliver the Release (or revokes the Release), the Executive agrees that the Executive shall not be entitled to receive the severance benefits described in Section 3(c)(ii).  For purposes of this Agreement, the Release shall be considered to have been executed by the Executive if it is signed by the Executive’s legal representative (in the case of the Executive’s incapacity due to physical or mental illness) or on behalf of the Executive’s estate (in the case of the Executive’s death).  Notwithstanding anything in this Section 3(c) to the contrary, in the event Executive’s Date of Termination occurs within ninety (90) days of the last day of the calendar year in which such date occurs, the Company shall pay Executive the severance benefits described in Section 3(c)(ii) on the next payroll date immediately following the date the Release becomes irrevocable or, if later, the first pay date occurring in the calendar year following the calendar year in which the Date of Termination occurs (but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs).

(e)           Definitions.  For purposes of this Agreement, the following terms shall be given the meanings set forth below:

(i)            “Annual Base Salary” shall mean the amount the Executive is entitled to receive as salary on an annualized (12-month) basis, calculated as of the Date of Termination or, if greater, before any reduction not consented to by the Executive.

(ii)           “Annual Bonus” shall mean the actual bonus amount paid or payable to the Executive for a given calendar year pursuant to the Company’s cash performance bonus program as in effect from time to time.

(iii)          “Change of Control” shall mean the occurrence of any of the following events:

(A)          The acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock, $0.01 par value (“Stock”) of the Company (the “Outstanding Stock”), or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); provided, however, that for purposes of this Section 3(e)(iii)(A), the following acquisitions shall not constitute a Change of Control: (a) any acquisition of Outstanding Stock or Outstanding Voting Securities directly from the Company, (b) any acquisition of another entity by the Company, (c) any acquisition of Outstanding Stock or Outstanding Voting Securities by an employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (d) any acquisition by an entity pursuant to a transaction that constitutes a transaction within clause (1), (2), and (3) of Section 3(e)(iii)(C) below.

(B)          Individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Board.  For these purposes, “Incumbent Board” means the portion of the Board constituted of the individuals who are members of the Board as of the Effective Date and any other individual who becomes a director of the Company after the Effective Date and whose election or appointment to the Board or nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.

(C)          Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (1) the Outstanding Stock and Outstanding Voting Securities immediately prior to such Business Combination represent or are converted into or exchanged for securities which represent or are convertible into more than 50% of, respectively, the then outstanding ownership interests and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors or other governing body, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (2) no person (excluding any employee benefit plan (or related trust) of the Company or the entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding ownership interests of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity, except to the extent that such ownership of Huntsman Corporation existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors or other governing body of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(D)          Approval by the stockholders of Huntsman Corporation of a complete liquidation or dissolution of Huntsman Corporation.

4.             Full Settlement.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. Neither the Executive nor the Company shall be liable to the other party for any damages in addition to the amounts payable under Section 3 hereof arising out of the termination of the Executive’s employment prior to the end of the Severance Period, except where awarded in connection with a breach by the Company of Section 3 or of another Company plan, program or arrangement in which the Executive participates.

5.             Successors.

(a)           This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.  This Agreement shall not be assignable by the Company without the prior written consent of the Executive, except as provided in Section 5(c).

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, pursuant to a Change of Control or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

6.             Effect of Agreement on Other Benefits.  The existence of this Agreement shall not prohibit or restrict the Executive’s entitlement to full participation in the executive compensation, executive benefit and other plans or programs in which executives or employees of the Company are eligible to participate, including, without limitation, the Other Benefits, described in Section 3(a)(ii); provided, that, solely to avoid duplication of payments under the Severance Plan and this Agreement, the Executive shall not be eligible to be a “Participant” in the Severance Plan during the period this Agreement is in effect.  For the avoidance of doubt, upon conclusion of the Severance Period it is anticipated that the Executive would participate once more in the Company’s Severance Plan (assuming such plan remains in effect and/or as such may have be amended, modified or replaced) to the same extent to which he would be entitled by virtue of his position, and nothing in this Agreement shall be read to suggest otherwise.

7.             Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to principles of conflict of laws.  Each of the parties hereto irrevocably submits to the jurisdiction of the state courts of the State of Utah and the United States District Court for the State of Utah, in each case, located in Salt Lake County, Utah, and hereby irrevocably agrees that all claims or actions with respect to this Agreement shall be heard and determined in such state or federal court.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the address in the Company’s records

If to the Company:	Huntsman Corporation
500 Huntsman Way
Salt Lake City, Utah 84108

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(d)           The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or of any other provision or right of this Agreement.

(f)            The provisions of this Agreement and the arrangements referenced herein constitute the complete understanding and agreement among the parties with respect to the subject matter hereof.  The parties hereto agree to accept a signed facsimile copy or portable document format of this Agreement as a fully binding original.  This Agreement may be executed in two or more counterparts.

(g)           The Company and the Executive hereby agree that certain provisions of this Agreement, including, but not limited to, Section 3 shall survive the expiration of the Severance Period in accordance with their terms.

(h)           The parties hereto intend that any amounts payable hereunder comply with or are exempt from Section 409A of the Code (“Section 409A”) (including under Treasury Regulation § 1.409A-1(b)(4) (“short-term deferrals”) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through 1.409A-6).  To the extent that the Executive is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code as of the Executive’s Date of Termination, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the Executive’s Date of Termination or, if earlier, the date of the Executive’s death following such Date of Termination.  All such amounts that would, but for this Section 7(h), become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.  No interest will be paid by the Company with respect to any such delayed payments.  For purposes of Section 409A, each of the payments that may be made under this Agreement shall be deemed to be a separate payment.  This Agreement shall be administered, interpreted and construed in a manner that does not result in the imposition of additional taxes, penalties or interest under Section 409A.  The Company and the Executive agree to negotiate in good faith to make amendments to the Agreement, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A.  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(i)            Each party hereto agrees with the other party hereto that it will cooperate with such other party and will execute and deliver, or cause to be executed and delivered, all such other instruments and documents, and will take such other actions, as such other party may reasonably request from time to time to effectuate the provisions and purpose of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused this Agreement to be executed in its name on its behalf, as of the date first written above.

EXECUTIVE

/s/ Jon M. Huntsman
Jon M. Huntsman

HUNTSMAN CORPORATION

By:	/s/ Nolan A. Archibald
Name: Nolan A. Archibald
Title: Compensation Committee Chairman